Exhibit 10.4

July 5, 2018

Jeffrey Fiarman

Dear Jeff,

I am pleased to confirm our formal offer of employment to you for the position of Senior Vice President, General Counsel and Corporate Secretary of American Home Shield (“AHS”). The purpose of this letter is to summarize the terms of our offer.

As Senior Vice President, General Counsel and Corporate Secretary for AHS, you will report to Rex Tibbens, President and Chief Executive Officer of AHS. Your effective start date is to be mutually agreed upon.

Base Salary

Your base compensation in this position will be at an annual rate of $430,000. This will be paid on the 15th and the last business day of each month.

Annual Incentive Plan (AIP)

In this position, you will be eligible to receive a bonus payment with a target of 60% of your base salary under the Annual Incentive Plan (“AIP”).

Your annual bonus payment for 2018 will be no less than the product of your annual salary rate times your target bonus percent prorated for your length of service during 2018.

Sign On Bonus

You will receive a sign on bonus of $200,000 payable 30 days after starting.

Equity

Sign-On Equity Award

Upon approval by the Compensation Committee of the Board of Directors, you will receive a Restricted Stock Unit award (“RSUs”) with a grant date value of $250,000.

The actual number of RSUs will be determined by dividing the grant date value by the Fair Market Value of the Company’s common stock on the date of the award. This award will vest in equal installments over three years on the first, second and third anniversaries of the grant date.

Annual Equity Award

Beginning in 2019, you will be eligible to be considered for annual equity awards with a target grant date value of 100% of your annual base salary, with the form of such awards to be determined by the Compensation Committee of the Board.

Additional information on the Plan, including the Plan documents, will be provided to you upon approval of the awards.

Paid Time Off

You are also eligible for 4 weeks (twenty business days) vacation in addition to personal days, sick time and holidays.

All compensation, including bonus and incentive payments, if applicable, will be subject to applicable payroll deductions. The Company reserves the right, in its sole discretion, to at any time revise, modify, suspend, or withdraw any compensation, annual bonus, or other incentive plans, as to participation level, payout metrics, eligibility, timing or other features of the plan.

Benefits

ServiceMaster offers you a comprehensive and flexible benefits package that allows you to choose coverage that best meets your needs. Regular, full-time employees are eligible to participate in medical, dental, vision, disability and life insurance, the legal service plan, flexible spending accounts, and health savings account. Coverage for most plans is effective on the 91st day of employment. Disability coverage is effective the day following the completion of twelve consecutive months of service. The ServiceMaster Life Management Program — ServiceMaster’s EAP — is available to you and your immediate family and household members on your first day of employment.

The ServiceMaster Profit Sharing and Retirement Plan (401(k)) provides you a convenient way to save for retirement. You will be automatically enrolled in the 401(k) at a 3% contribution rate after completing 90 days of service. You may increase, decrease, or stop your 401(k) contributions at any time before or after your automatic contributions to the plan begin.

Additional information on all health and welfare and retirement benefits will be mailed to your home approximately six weeks after your date of hire, and is also available at www.servbenefits.com.

Severance Benefits

In the event that your employment with the Company and its affiliates is terminated at any time by the Company without Cause or by you for Good Reason (as defined in Appendix A), then the Company shall, subject to the below terms, restrictions and conditions, pay the following to you as severance pay:

a.         An amount equal to twelve times your monthly base salary in effect as of the your termination date; plus

b.         An amount equal to your then current year’s annual incentive at target, pursuant to the terms of the then Annual Incentive Plan (“AIP”); plus

c.          An amount equivalent to the pro-rata percentage of your then current annual incentive target pursuant to the AIP based on actual plan year performance, if the termination date is after June 30th, payable when annual incentives are generally payable pursuant to the AIP (currently in March of the following year); plus

d.         The monthly salary and the target incentive shall be aggregated as a single sum and such sum shall be paid in 12 equal monthly installments over a 12 month period starting on the first practicable payroll date after the severance agreement has become irrevocable.

Relocation

You will receive the Executive Relocation package per the attached relocation policy. You will be required to sign a Relocation Repayment Agreement. Please contact Elizabeth Lee, HR Programs Specialist, at 901-597-7454, if you have any questions.

Other Expenses

We will cover reasonable commuting expenses from Connecticut to Memphis, TN up to a maximum of 50 round trips per year, including both airfare and ground transportation, consistent with the business travel policies applicable to the Company’s executive team members.

Conditions of Employment

This offer of employment is contingent upon successfully passing a drug-screening test and criminal background check, as well as education verification, if applicable. This offer is also contingent upon the completion of verification of the facts you have provided on your application for employment and for I-9 purposes.

This offer of employment is also contingent on your execution of the ServiceMaster Non-Compete/Non-Solicitation/Confidentiality agreement (enclosed) and your agreement to utilize ServiceMaster’s alternative dispute resolution program We Listen to resolve any and all work-related disputes/concerns and to arbitrate such disputes if they are not resolved.

This letter shall not constitute an employment contract and nothing herein changes your status as an “at-will” employee.

If you have any questions please do not hesitate to call me 901-497-6026 or Susan Hunsberger at 901-597-1852. Please return your signed offer letter to me by July 11, 2018.

Jeff, we look forward to having you as a key member of the ServiceMaster team. Our success hinges upon the people who make up our organization and we are excited about the strength you will lend to our team.

Sincerely,

/s/ Rex Tibbens
Rex Tibbens
President and Chief Executive Officer
American Home Shield

I accept this offer of employment under the terms and conditions set forth above.

Signature:	/s/ Jeffrey Fiarman	Date:	July 9, 2018

Appendix A

Defined Terms:

“Cause” means any of the foregoing:

•             A material breach by Executive of her duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is (x) demonstrably willful and deliberate on Executive’s part, (y) committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and (z) not remedied within thirty (30) days after receipt of written notice from the Company specifying such breach; or

•             Executive’s indictment for, conviction of or pleading guilty or nolo contendere to either a felony, or misdemeanor, involving any act of fraud, embezzlement, or dishonesty, or any other intentional misconduct by Executive that adversely and significantly affects the business affairs or reputation of the Company or an affiliated company; or

•             Any failure by Executive to reasonably cooperate with any investigation or inquiry into Executive’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry. The Company will reimburse any reasonable expenses incurred by Executive as a result of Executive complying with this paragraph.

Certain of the foregoing are subject to notice and cure provisions.

“Good Reason” means any of the following without Executive’s prior written consent:

•             Any of (i) a material reduction in Executive’s position(s), authorities or responsibilities as general counsel of (A) prior to the spin, a wholly owned division of a publicly traded company and (B) after the spin, a publicly traded company, or (ii) the failure of the Company to spin off AHS as a publicly traded company on or before March 31, 2019 (the “Spin Trigger”), which initial March 31, 2019 Spin Trigger date may be extended up to and including November 30, 2019, upon prior written consent of Executive (the “Spin Trigger Extended Date”);

•             a material reduction in Executive’s Annual Base Salary or Target Bonus opportunity, each as in effect on the Start Date (or as the same may be increased from time to time thereafter), except for any such reduction by not more than 10% that applies equally to all named executive officers of the Company (but after the spin, AHS);

•             a material change in the location of Executive’s location of work, which will be at least more than 50 miles from AHS’ corporate offices as of the Start Date; or

•             any action or inaction by the Company that constitutes a material breach of the terms of the offer letter.

The foregoing are subject to customary notice and cure provisions; provided that Executive may only resign for Good Reason under the Spin Trigger if Executive terminates employment during the ealier of (a) the later of April 2019 or the calendar month following Spin Trigger Extended Date (which for avoidance of doubt shall be no later than during December 2019) or (b) within thirty (30) days after an announcement by the Company that it is formally abandoning the planned Spin.